Exhibit 99.1
Ferguson Share Repurchase Program - Weekly Report
07/25/2023

WOKINGHAM, England--Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 50,835 of its ordinary shares in the period from July 17, 2023, up to and including July 21, 2023, in connection with its $3.0 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
July 17, 2023	12,675	122.397349	XLON
July 18, 2023	10,979	121.898452	XLON
July 19, 2023	11,256	122.000000	XLON
July 20, 2023	6,210	122.100000	XLON
July 21, 2023	9,715	122.400000	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,841,192.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,329,990. The figure of 204,329,990 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111